Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-211682) pertaining to the Reata Pharmaceutical, Inc. 2007 Long Term Incentive Plan, of our report dated March 2, 2017, with respect to the consolidated financial statements of Reata Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Dallas, Texas

March 2, 2017